                                                                  EXHIBIT 10.123





                        TECHNOLOGY ASSIGNMENT AGREEMENT


                                     AMONG


                               MONSANTO COMPANY,


                                  ECOGEN INC.


                                      AND


                                ECOGEN-BIO INC.

                        TECHNOLOGY ASSIGNMENT AGREEMENT

                This Technology Assignment Agreement (the "Agreement") is made as of January 24, 1996, by and among Monsanto Company, a Delaware corporation, with its general offices at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 ("Monsanto") and Ecogen Inc., a Delaware corporation having its principal office at 2005 Cabot Boulevard West, Langhorne, PA 19047, and Ecogen-Bio, Inc., a Delaware corporation (Ecogen Inc. and Ecogen-Bio, Inc are together referred to herein, unless the context requires otherwise, as "Ecogen").

                              W I T N E S S E T H

                WHEREAS, Ecogen owns a library of certain Bt strains, owns a library of certain crystal protein genes, and has certain proprietary rights regarding protein engineering of Bt crystal proteins;

                WHEREAS, Monsanto desires to acquire certain of such libraries and proprietary rights.

                NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Monsanto and Ecogen agree as follows:

                             ARTICLE I: DEFINITIONS

                For purposes of this Agreement, the following terms shall have the meanings hereinafter indicated and will include the plural as well as the singular:

                1.1 "Affiliate" with respect to a specified person is another person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                1.2    "Bt" means the bacterium Bacillus thuringiensis.

                1.3 "Bt Gene" means a Bt gene that encodes an insecticidal protein and has been derived by Monsanto from the Ecogen Bt Technology, the Licensed Technology, or technology resulting from or developed pursuant to the Research and Development Agreement.

                1.4 "Closing" means the closing of the transactions contemplated under this Agreement.

                1.5    "Closing Date" has the meaning stated in Section 4.1.

                1.6 "Commercialization" means the point (a) when an Ecogen Product has received all applicable U.S. Federal regulatory approvals or (b) Monsanto has offered an Ecogen Product for sale to the public or to one or more unrelated third parties generally, either for direct purchase or by a sublicensing or other arrangement.

                1.7 "Ecogen" as used in this Agreement shall include Ecogen Inc. and its Subsidiaries including, without limitation, Ecogen-Bio Inc.

                1.8    "Ecogen Bt Technology" means:

                       (a) Ecogen's existing Bt strain library, excluding only those Bt strains identified on Attachment A and their related Intellectual Property Rights, provided, however, that Ecogen Bt Technology shall include all genes and proteins included in the Bt strains identified on Attachment A and their related Intellectual Property Rights;

                       (b) Ecogen's existing crystal protein gene library, including the genes identified on Attachment B but subject to the Existing License Agreements;

                       (c) Ecogen's Intellectual Property Rights regarding protein engineering of Bt crystal proteins, including, without limitation, the patents and patent applications identified on Attachment C;

                       (d) Ecogen's Intellectual Property Rights associated with the Bt strains and genes being sold to Monsanto, including, without limitation, the patents and patent applications identified on Attachment D; and

                       (e) all research records related to the foregoing, including, but not limited to, laboratory notebooks, test data, diagrams, and methods of analyses, whether contained in documentary form or electronic or magnetic medium;
provided, however, the term "Ecogen Bt Technology" shall not include the Excluded Technology.

                1.9    "Ecogen License Agreement" has the meaning stated in
Section 2.4.

                1.10 "Ecogen Product" means a product which incorporates or consists of a Bt Gene. The term "Ecogen Product" shall not include any gene or genes sourced from or resulting from property or Intellectual Property Rights purchased, acquired, or licensed by Monsanto from parties other than Ecogen, provided that Ecogen has not then done any work or provided information with respect to such gene under the Research and Development Agreement.

                1.11   "Excluded Technology" means:

                       (a) those Bt strains identified on Attachment A and the related Intellectual Property Rights; provided, however, that "Excluded Technology" shall not include genes and proteins included in the Bt strains identified on Attachment A;

                       (b) Intellectual Property Rights whose application is solely for the use of Bt as a bioinsecticide;

                       (c) Intellectual Property Rights relating to fermentation and formulation technology;

                       (d) Intellectual Property Rights relating to insectary technology;

                       (e) Intellectual Property Rights relating to the movement of Bt genes from Bt and back into Bt without foreign DNA;

                       (f) the Bt strains listed on Attachment E acquired from the National Regional Research Laboratory and not owned by Ecogen; and

                       (g) the Bt strains listed on Attachment F acquired from the Institut Pasteur and not owned by Ecogen.

                1.12 "Existing License Agreements" means the agreements identified on Schedule 1.12.

                1.13   "Gene Success Fee" has the meaning given such term in
Section 3.2(a).

                1.14 "Gene Value" means that percentage of the value of any Ecogen Product, measured with respect to actual or anticipated sales prices or license fees of such Ecogen Product, attributable to a trait or traits of a Bt Gene.

                1.15 "In Planta Application" means (i) use, development, or commercialization of transgenic plants, seeds, cells or components thereof (collectively "Plants") or (ii) use, development, or commercialization of genetic material used so that Plants express a new material or an existing material at levels different from the levels that such Plants otherwise would.

                1.16 "Intellectual Property Rights" means (i) all patent rights and all right, title and interest in and to all letters patent and applications for letters patent, and other government issued or granted indicia of invention ownership including any substitutions, extensions, reissues, divisions, continuations or continuations-in-part or applications thereof or therefor throughout the world; (ii) all rights, title and interest in and to all trade secrets and trade secret rights arising under the common law, state law, federal law and laws of foreign countries; (iii) all copyright rights, and all other literary property and author rights whether or not copyrightable; and all rights, title and interest in and to all copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world; (iv) all rights, title and interest in and to all know-how whether or not protectable by patent, copyright or trade secret law; and (v) all goodwill associated with any of the foregoing; provided, however, that the term "Intellectual Property Rights" shall not include any trademarks, trade names or service marks, whether registered or arising under the common law, state law, federal law or the laws of foreign countries or any registrations thereof or interests therein.

                1.17 "Knowledge" with respect to Ecogen means the actual knowledge of an executive officer of Ecogen or an officer or employee of Ecogen, or a subsidiary, with primary oversight responsibility for Bt technology.

                1.18 "Licensed Technology" means those Bt strains identified on Attachment A and the related Intellectual Property Rights. The Licensed Technology will be licensed at Closing to Monsanto pursuant to the Monsanto License Agreement.

                1.19 "Microbial Application" means (i) use, development, or commercialization of insecticidal, bacterial, fungicidal, pesticidal, medical, veterinary, scientific, nutritional, food additive or preservative, materials, textiles and similar products; provided, however, that such products shall not include any product for an In Planta Application.

                1.20   "Monsanto License Agreement" has the meaning stated in
Section 2.2.

                1.21 "Net Sales" means the gross revenue of Monsanto, its affiliates or its or their assignees from the sale or license of Ecogen Products to distributors or other unrelated third parties during the applicable period: less,

                       (a) trade and quantity discounts or rebates and cash discounts; and

                       (b) credits or allowances given or made for rejection or return of previously sold Ecogen Product.

Net Sales shall not include any (a) transportation or transportation insurance charges; (b) packing charges attributed to the Ecogen Product and separately stated on the invoice; or (c) any applicable sales tax, use tax and other similar governmental charges levied directly on the sale, transportation or delivery of the Ecogen Product.

                1.22 "Patents" means the patents and patent applications, whether U.S. or foreign, included in the Ecogen Bt Technology, including, without limitation, the patents identified on Attachment C and Attachment D.

                1.23 "Research and Development Agreement" means the Research and Development Agreement between Monsanto and Ecogen dated of even date herewith.

                    ARTICLE II: ASSIGNMENT OF BT TECHNOLOGY

                2.1 Sale and Assignment. On the Closing Date and subject to the terms and conditions of this Agreement and the representations and warranties of the parties each to the other as hereinafter set forth, Monsanto agrees to purchase, accept and assume from Ecogen and Ecogen agrees to sell, assign, and deliver to Monsanto free and clear of all debts, liens, security interests, mortgages, trusts, claims or other liabilities (other than those identified on Schedule 2.1(a)), all of its worldwide right, title and interest (subject to the rights granted back to Ecogen pursuant to Section 2.4) in and to the Ecogen Bt Technology. Except as set forth on Schedule 2.1(b), at Closing, Ecogen shall deliver to Monsanto physical possession of (i) a working copy of each Bt strain and each crystal protein gene included in the Ecogen Bt Technology or the Licensed Technology and (ii) a computer database, a microfiche library and other documentation which contain in the aggregate the Ecogen Bt Technology described in Section 1.8(e) hereof. The microfiche library and other documentation referred to in the preceding sentence containing proprietary information with respect to technology of Ecogen, other than the Ecogen Bt Technology or the Licensed Technology, shall be delivered by Ecogen to a third party reasonably acceptable to both Ecogen and Monsanto which party shall hold the microfiche library and other documentation in escrow for the benefit of Monsanto. Monsanto shall have the right to access, review, and retrieve copies of the microfiche library and other documentation upon at least ten (10) days prior written notice to

Ecogen, which notice shall specify the information that Monsanto desires to copy or retrieve. Monsanto shall pay any costs of such escrow arrangement.

                2.2 License of Certain Technology to Monsanto. At the Closing, Ecogen shall grant to Monsanto a license to use the Licensed Technology in In Planta Applications pursuant to a License Agreement in the form of Exhibit 2.2 (the "Monsanto License Agreement").

                2.3 Assignment of Patents. On the Closing Date and subject to the terms and conditions of this Agreement and the representations and warranties of the parties each to the other as hereinafter set forth, Monsanto agrees to purchase, accept and assume from Ecogen and Ecogen agrees to sell, assign, and deliver to Monsanto all Patents and all Patents shall be deemed assigned to Monsanto. At Closing, documents in the form of Exhibit 2.3 shall be delivered to Monsanto for the recordation of U.S. Patents in the U.S. Patents and Trademark Office to evidence such assignment, the expenses for which will be assumed by Monsanto.

                2.4 License of Certain Technology to Ecogen. At the Closing, Monsanto shall grant to Ecogen a license to the Ecogen Bt Technology for Microbial Applications, pursuant to a license agreement in the form of
Exhibit 2.4 (the "Ecogen License Agreement").

                2.5 Covenant Not to Sue. Except for its rights under the Ecogen License Agreement, Ecogen agrees that it shall not assert any of its United States or foreign Patents against Monsanto or its Affiliates or its or their In Planta Application customers or licensees for the manufacture, use, and/or sale of products using or produced using the Ecogen Bt Technology or Licensed Technology for In Planta Applications.

                2.6 Excluded Liabilities. No liability or obligation of Ecogen is to be assumed by Monsanto hereunder except as specifically provided herein.

                2.7 Ancillary Agreement. Ecogen and Monsanto shall execute and deliver at Closing an agreement in the form set forth as Exhibit 2.7 with respect to certain obligations of the parties after Closing.

                2.8 Termination of Existing License Agreement. As of the Closing the License Agreements dated October 10, 1991 and May 15, 1987 by and between the parties hereto shall be deemed terminated and the parties shall have no further obligations thereunder.

                          ARTICLE III: PURCHASE PRICE

                3.1 Payment at Closing. As consideration for the assignment of the Ecogen Bt Technology and the grant of the license pursuant to the Monsanto Licensee Agreement, Monsanto agrees to pay in cash at Closing the sum of five million dollars (the "Closing Payment") by electronic funds transfer of immediately available funds to an account to be designated by Ecogen prior to Closing.

                3.2 Commercialization Payments. In addition to the Closing Payment and as additional consideration for the sale and assignment of the Ecogen Bt Technology and the license of the Licensed Technology pursuant to the Monsanto License Agreement, Monsanto shall pay Ecogen a Gene Success Fee and a Commercialization Success Fee in accordance with the following for the commercialization success of the Ecogen Bt Technology, the Licensed Technology, and the technology developed, or to which Monsanto is granted rights, under the Research and Development Agreement. Ecogen's sole and exclusive remedy against Monsanto for nonpayment of the Gene Success Fee or the Commercialization Success Fee shall be an action for payment of such fees. Ecogen shall have no claim, lien, right, title or interest in the Ecogen Bt Technology because of or arising out of Monsanto's obligation to pay the Gene Success Fee or the Commercialization Success Fee.

                       (a) Gene Success Fee. Commencing at such time as Monsanto has (i) successfully inserted at least five (5) different Bt Genes into the seeds of one or more species of plants, and (ii) either (a) completed the Commercialization of an Ecogen Product, or (b) submitted at least three (3) Bt Genes to the applicable U.S. Federal regulatory agency for approval, for each different Bt Gene, in excess of the five (5) Bt Genes referred to above, which is successfully inserted into the seed of one or more plant species (a "Gene Event") by Monsanto, Monsanto shall pay Ecogen an annual fee (the "Gene Success Fee") of One Hundred Thousand Dollars ($100,000) per Bt Gene, but in no event more than One Million Dollars ($1,000,000) per calendar year. The Gene Success Fee shall be payable on the next June 1 or December 1, as the case may be, following such Gene Event and on each June 1 or December 1 thereafter; provided, however, that Monsanto's obligation to pay the Gene Success Fee with respect to any specific Bt Gene shall terminate on the earlier to occur of (i) written notice by Monsanto of the termination of its efforts to further develop the particular Bt Gene which is the subject of a Gene Success Fee, or (ii) Commercialization of an Ecogen Product which contains such Bt Gene.

                       (b)    Commercialization Success Fee.

                              (i)       In addition to other amounts due
hereunder, Monsanto shall pay Ecogen an amount (the "Commercialization Success Fee") with respect to the amount of Net Sales attributable to Gene Value determined according to the formulae and guidelines set forth on Exhibit 3.2(a). The Gene Value shall be determined by mutual agreement of Monsanto and Ecogen in accordance with Exhibit 3.2(a) hereof for each Bt Gene and with respect to each Ecogen Product. Monsanto and Ecogen acknowledge that the Gene Value may be different for each Ecogen Product and that the Gene Value may fluctuate annually depending upon various factors, including, but not limited to, market conditions at the applicable time, the amount of time the Ecogen Product has been on the market, and whether other genes, whether Bt Genes or otherwise, have been inserted by Monsanto into the Ecogen Product.

                              (ii)      Determination of the Amount of the
Commercialization Success Fee. To enable Ecogen to prepare its determination of the Gene Value and to assist it in connection with its internal forecasts of revenues, Monsanto shall provide Ecogen with written notice of its intent to commence marketing an Ecogen Product (a "Notice to Sell") as soon as reasonably practicable prior to the anticipated date of the Commercialization of such Ecogen Product. Monsanto shall also provide Ecogen with information that Monsanto believes would be helpful for determination of the Gene Value of the Ecogen Product and to enable Ecogen to prepare for its own internal use a three-year forecast of Net Sales for such Ecogen Product. Monsanto shall have no responsibility for the accuracy of Ecogen's three-year forecasts. Ecogen agrees to hold all such information in confidence, not to disclose it to any third party, and not to use the information for any purpose other than in connection with its internally prepared forecasts and in the determination of the Gene Value. Unless otherwise agreed, the parties shall engage an independent third party reasonably acceptable to both parties, the costs and expenses of which shall be borne equally by both parties, to assist the parties to negotiate in good faith and in accordance with the guidelines listed on Exhibit 3.2(a) attached hereto the initial Gene Value for the Ecogen Product into which the Bt Gene has been inserted. If either party believes that any Gene Value should be changed for the current year or the following year, that party may, prior to July 15 of any year, give a notice (a "Notice of Change") stating information relevant to the party's desired change to a particular Gene Value; provided, however, that neither party shall give any Notice of Change with respect to a particular Ecogen Product more often than once in any calendar year. Unless otherwise agreed, the parties shall engage an independent third party reasonably acceptable to both parties, the costs and expenses of which shall be borne equally by both parties, to assist the parties to negotiate in good faith and in accordance with the guidelines listed on Exhibit 3.2(a) any such change or amendment. In the event that the parties fail to agree on the Gene Value within thirty (30) days of the Notice to Sell or a Notice of Change, then such determination shall be made by such independent third party who shall be instructed to make such determination within forty-five (45) days. In the event that a party disputes any determination by such third party, or if the parties are unable to agree on the independent third party, the determination of the Gene Value shall be submitted to arbitration in accordance with Exhibit 3.2(b) attached hereto. Unless otherwise agreed, any change in a Gene Value pursuant to a Notice of Change shall be effective the first day of the selling season in the year for which the Notice of Change is given and, if applicable, Commercialization Success Fees paid or accrued with respect to the current year shall be adjusted to reflect the change to Gene Value. Any amounts due, either from Monsanto or Ecogen because of such change shall be paid within thirty (30) days of the determination of the changed Gene Value. The selling season shall be deemed to begin on November 1 of each year. Each party shall be entitled to submit to the arbitrator a proposed Gene Value, however the arbitrator shall not be required to select either of the Gene Values submitted for consideration. This procedure shall be implemented for each Ecogen Product to be marketed and sold by Monsanto or on its behalf by third parties; provided, however, that if Ecogen shall refuse to take any action whatsoever in the determination of a Gene Value whether by reason of refusal or failure to act, rejection, or repudiation or termination of this Agreement or otherwise (provided, further that if in any instance Ecogen and Monsanto are not able to reach agreement on a Gene Value, such failure to reach agreement shall not be deemed a refusal for purposes of this sentence), the Gene Value shall be determined by the last independent third party.

                              (iii)     Payment of the Commercialization
Success Fee. Monsanto's obligation to pay the Commercialization Success Fee shall commence, with respect to a particular Ecogen Product, on the date of Commercialization and terminate on the later of (i) ten (10) years from the date of the Commercialization, or (ii) the expiration of the last to expire patent covering the Ecogen Bt Technology acquired hereunder or developed under the Research and Development Agreement and used in the particular Ecogen Product for which the Commercialization Success Fee is due. The Commercialization Success Fee shall be due, with respect to sales of Ecogen Product in each calendar quarter, on or before the fifteenth (15th) day of the second month after the end of each such quarter. All amounts shall be paid by electronic funds transfer in immediately available funds to a bank account designated in writing by Ecogen. Monsanto shall be entitled to a credit against all Commercialization Success Fees due with respect to a calendar year for all Gene Success Fees made or accrued during such year. The Commercialization Success Fee due pursuant to Section 3.2(b) shall not apply to the sale or license by Monsanto of all or substantially all of the Ecogen Bt Technology; provided, however, the provisions of this Section 3.2 shall apply to any such recipient or licensee of all or substantially all of the Ecogen Bt Technology and Monsanto and such recipient or licensee shall be obligated to pay to Ecogen all amounts due to Ecogen under this Section 3.2 with respect to activities by such recipient or licensee following such sale or license as if such activities were performed by Monsanto. The provisions of this Section 3.2 shall apply to any such recipient or licensee to the same extent and in the same way that such provisions applied to Monsanto. Monsanto shall give Ecogen prior notice of the sale or license of all or substantially all of the Ecogen Bt Technology.

                       (c) Quarterly Reports. On or before the 15th day of the second month following the end of each calendar quarter, Monsanto shall provide Ecogen with a written statement with respect to such period, (i) specifying the Net Sales of Ecogen Product during the period and the amount of Commercialization Success Fee due, if any, and (ii) the occurrence of any Gene Event and any Gene Success Fee due, if any, during such quarter. Monsanto shall give Ecogen prompt written notice of the Commercialization of each Ecogen Product.

                       (d) Records and Audit Rights. Monsanto shall keep complete and accurate records pertaining to the occurrence of a Gene Event and the sale of Ecogen Product appropriate to determine all Gene Success Fees and Commercialization Success Fees due hereunder. At the request of Ecogen, an independent accountant selected by Ecogen and acceptable to Monsanto shall have access limited to once per calendar year at Monsanto's principal place of business during ordinary business hours to such records maintained by Monsanto as may be necessary to determine the amount of any Gene Success Fee or Commercialization Success Fee due with respect the preceding year. If deemed necessary or desirable in the sole opinion of the independent accountant, the independent accountant shall at Ecogen's expense be permitted to consult with and obtain the assistance of consultants selected by the independent accountant and acceptable to Monsanto. Such acceptance shall not be unreasonably withheld. Neither the auditor nor the selected consultants shall disclose to Ecogen or any third parties or use any information relating to the business of Monsanto other than information relating solely to the accuracy of the reports and payments due under this Agreement. All fees for such audit shall be borne by Ecogen unless the audit shows an under-reporting of payments due in excess of 5%, in which case the cost of such audit shall be borne by Monsanto, provided that such underpayment is due to Monsanto's under reporting of Net Sales.

                3.3 Payment Allocation. Monsanto shall have sole discretion to allocate the Closing Payment among the various rights assigned and licensed hereunder.

                              ARTICLE IV:  CLOSING

                4.1 Closing. The Closing of this Agreement shall take place on January 24, 1996 at 10:00 a.m. EST provided all of the conditions to Closing stated in Article X and Article XI of the Agreement shall have be satisfied or waived on or before such date. In the event that all of the conditions to Closing stated in Article X and Article XI of this Agreement shall not have been satisfied or waived on or before such date, the Closing shall take place as soon as practicable (but not later than the third Business Day) after the satisfaction or waiver of such conditions and in no event later than July 31, 1996. Monsanto and Ecogen shall use their efforts to cause the satisfaction of such conditions. If such conditions of Closing have not been satisfied or waived and if Closing shall not have occurred on or before July 31, 1996, then this Agreement shall be terminated, in which case this Agreement shall be deemed terminated and neither party shall have any obligation to the other hereunder, other than Ecogen's obligation to pay one-half of the HSR filing fee pursuant to Section 9.1. The Closing shall take place at the offices of Ecogen or such other place as the parties may agree.

              ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF ECOGEN

                Ecogen represents and warrants to Monsanto as of the date of this Agreement and as of the Closing Data that:

                5.1 Organization and Standing; Corporate Power. Ecogen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ecogen has all requisite legal and corporate power and authority to own the Ecogen Bt Technology, to execute and deliver this Agreement, and to perform its obligations under the terms of this Agreement. Ecogen has furnished Monsanto with true, correct and complete copies of Ecogen's Certificate of Incorporation and By-Laws, each as amended and currently in effect.

                5.2 Authorization, Validity of this Agreement. All corporate action on the part of Ecogen, its officers, directors and stockholders necessary for Ecogen's authorization, execution and delivery of and performance of its obligations under this Agreement has been taken. This Agreement, and at Closing the Monsanto License Agreement will, constitute valid and legally binding obligations of Ecogen enforceable against Ecogen in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of equity governing specific performance, injunctive relief or other equitable remedies.

                5.3    Title to the Ecogen Bt Technology and Licensed
Technology.

                       (a) Except as set forth on Schedule 5.3, Ecogen has good title to the Ecogen Bt Technology and the Licensed Technology free of all liens, claims or encumbrances, other than the security interest granted to Monsanto pursuant to the Security Agreement dated November 2, 1995 by and between Ecogen and Monsanto. Notwithstanding Schedule 5.3, Ecogen represents and warrants that the license to Bio Integrated Technology S.r.l. is a license of rights only to certain Bt strains for use in Europe, Africa and certain "Middle Eastern" countries, and not the genes or proteins included therein for any purpose.

                       (b) Except as set forth on Schedule 5.3, the Patents are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, and there is no litigation or proceeding pending concerning the validity or enforceability of the Patents. To Ecogen's Knowledge, each of the issued Patents is valid and enforceable. To Ecogen's Knowledge, there has been no infringement by others of the issued Patents or patent rights in the Ecogen Bt Technology or Licensed Technology.

                       (c) Except as set forth on Schedule 5.3, no claim has been made that the use of any of the Patents, the Ecogen Bt Technology or the Licensed Technology does or may violate the rights of any third person, and to Ecogen's Knowledge there is no infringement by Ecogen of the patent rights, or other Intellectual Property Rights, of others in connection with the Ecogen Bt Technology or Licensed Technology.

                       (d) Except as set forth on Schedule 5.3, Ecogen is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the Patents, free and clear of any liens, charges, encumbrances and adverse claims, including without limitation pledges, assignments, licenses, shop rights and covenants by Ecogen not to sue third persons, except only for the rights created by the Security Agreement dated November 2, 1995 by and between Ecogen and Monsanto and except for the Existing License Agreements. Except for the Existing License Agreements, Ecogen has not granted any license or rights to any other entity or person with respect to the Ecogen Bt Technology or the Licensed Technology, which license or rights are still in effect.

                5.4 Compliance with Other Instruments. The execution, delivery, and performance of this Agreement or the Monsanto License Agreement does not and will not materially conflict with, or result in a material breach or violation of the terms, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of any material lien pursuant to the terms of, the Certificate of Incorporation or By-Laws of Ecogen or any applicable statute, law, rule or regulation or any applicable state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which Ecogen, or any of its properties, is subject and which Ecogen is required to file as an exhibit to its Form 10-K which conflict, breach or violation would have a material adverse effect on Ecogen.

                5.5    Litigation and Patent Claims.  Except as set forth in
Schedule 5.5 hereof there are no legal actions pending or, to Ecogen's Knowledge, threatened, which question the validity of this Agreement or any action taken or to be taken in connection therewith or otherwise could impair the ability of Ecogen to perform its obligations under this Agreement or the Monsanto License Agreement. Except as set forth in Schedule 5.5 there are no pending or, to the Knowledge of Ecogen, threatened claims against Ecogen or its Affiliates for patent infringement with respect to any Ecogen Bt Technology hereby assigned and transferred or licensed to Monsanto.

                5.6    Governmental Consent.  Except as contemplated in Section
9.1 and except for the filings with the United States Patent and Trademark Office, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Ecogen is required in connection with the valid execution and performance by Ecogen of this Agreement or the Monsanto License Agreement or the consummation of the transactions contemplated by this Agreement or the Monsanto License Agreement.

            ARTICLE VI:  REPRESENTATIONS AND WARRANTIES OF MONSANTO

                Monsanto represents and warrants to Ecogen as of the date of this Agreement and as of the Closing Data that:

                6.1 Organization and Standing; Corporate Power. Monsanto is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Monsanto has all requisite legal and corporate power and authority to execute and deliver this Agreement, and to perform its obligations under the terms of this Agreement.

                6.2 Authorization, Validity of this Agreement. All corporate action on the part of Monsanto, its officers, directors, and stockholders necessary for Monsanto's execution and delivery of and performance of its obligations under this Agreement has been taken. This Agreement, and at Closing the Ecogen License Agreement will, constitute valid and legally binding obligations of Monsanto enforceable against Monsanto in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of equity governing specific performance, injunctive relief or other equitable remedies.

                       ARTICLE VII:  COVENANTS OF ECOGEN

                Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Monsanto, Ecogen shall conduct the business and operations of Ecogen in accordance with the following:

                7.1    Affirmative Covenants.  Ecogen shall:

                       (a) From the date of this Agreement until the first to occur of (i) the termination of this Agreement or (ii) the Closing Date, promptly inform Monsanto of any matter which may materially adversely affect the Ecogen Bt Technology or Licensed Technology, and, if any representation or warranty of Ecogen set forth herein was untrue in any respect when made or would be untrue on or as of the Closing Date, promptly so notify Monsanto.

                       (b) Give to Monsanto and its respective counsel, accountants, engineers and other authorized representatives, reasonable access during normal business hours to the Ecogen Bt Technology and the Licensed Technology necessary to complete inspections or audits and furnish or cause to be furnished to Monsanto and its authorized representatives all information relating to the Ecogen Bt Technology and the Licensed Technology as they may reasonably request; provided, however, that no investigation or examination by Monsanto in connection with the foregoing shall in any way diminish or obviate any representation or warranty of Ecogen made in this Agreement and in the Schedules hereto or in connection herewith;

                       (c)    Notify Monsanto of any litigation or
administrative proceeding pending or threatened against it or the Ecogen Bt Technology or Licensed Technology which challenges the transactions contemplated hereby; and

                7.2    Negative Covenants.  Ecogen shall not:

                       (a) Create, assume or permit to exist any mortgage, pledge, lien or other charge or encumbrance, license or rights affecting the Ecogen Bt Technology or the Licensed Technology, other than those in favor of Monsanto;

                       (b) Sell, assign, lease or otherwise transfer or dispose of any of the Ecogen Bt Technology and the Licensed Technology without the prior written consent of Monsanto; or

                       (c) Waive any right relating to the Ecogen Bt Technology and the Licensed Technology.

                      ARTICLE VIII:  COVENANTS OF MONSANTO

                8.1 Representations and Warranties. From the date of this Agreement until the first to occur of: (i) the termination of this Agreement or (ii) the Closing Date, Monsanto shall promptly inform Ecogen if any representation or warranty of Monsanto set forth herein was untrue in any respect when made or would be untrue on or as of the Closing Date.

                          ARTICLE IX:  JOINT COVENANTS

                Ecogen and Monsanto shall act in accordance with the following:

                9.1 Hart-Scott-Rodino Filing; Other Regulatory Approvals. On December 15, 1995, Monsanto and Ecogen filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and other information required to be filed under the premerger notification rules promulgated by the Federal Trade Commission pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). On or before Closing, or if Closing does not occur on or before January 29, 1996, Ecogen shall reimburse Monsanto for one-half of the filing fees paid by Monsanto in connection with such filing. Monsanto shall be entitled to a credit against the Closing Payment for such amount.

                9.2 Other Governmental Consents. Promptly following the execution of this Agreement, on or before Closing the parties will file with the appropriate governmental authorities any other requests for approval or waiver that are required in connection with the transactions contemplated hereby, and shall jointly diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver in all proceedings necessary to secure such permits, approvals or waivers.

                9.3 Further Assurances. Ecogen and Monsanto shall cooperate and take such actions, and execute such other documents, at Closing or subsequently, as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

           ARTICLE X:  CONDITIONS PRECEDENT TO MONSANTO'S OBLIGATIONS

                The obligations of Monsanto to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any of which Monsanto may waive in writing:

                10.1 Instruments of Conveyance and Transfer. Ecogen shall have delivered to Monsanto:

                       (a) instruments of assignment duly executed by Ecogen for the assignment and conveyance of all right, title and interest in and to Ecogen Bt Technology in form and substance reasonably satisfactory to Monsanto;

                       (b) instruments of assignment duly executed by Ecogen for the assignment of the Patents and patent applications included in the Ecogen Bt Technology in the form set forth as Exhibit 2.3;

                       (c) such other instruments required and reasonably requested by Monsanto to effect the sale, assignment, and delivery of the Ecogen Bt Technology to Monsanto.

                10.2 Physical Possession of Bt Libraries. Ecogen shall have delivered to Monsanto physical possession of a set of each Bt strain and each crystal protein gene included in the Ecogen Bt Technology or the Licensed Technology and a computer database, a microfiche library and other documentation which contain in the aggregate the Ecogen Bt Technology described in Section 1.8(e) hereof.

                10.3 Monsanto License Agreement. Ecogen shall have executed and delivered the Monsanto License Agreement.

                10.4 Ecogen License Agreement. Ecogen shall have executed and delivered the Ecogen License Agreement.

                10.5 Closing Certificate. Monsanto shall have received a Certificate, dated as of the Closing Date and executed by an officer of Ecogen to the effect that the representations and warranties of Ecogen contained in this Agreement are true and correct in all respects on and as of the Closing as though made on and as of such date.

                10.6   Representations, Warranties and Covenants.

                       (a) All representations and warranties of Ecogen made in this Agreement, or in any Exhibit or certificate delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of that date, except for changes contemplated by this Agreement.

                       (b) All of the terms, covenants and conditions to be complied with and performed by Ecogen on or prior to the Closing Date shall have been complied with or performed in all material respects.

                10.7 Adverse Proceedings. No suit, action or governmental proceeding shall have been instituted or threatened against, and no order, decree, or judgment of any court, agency, or other governmental authority shall have been rendered against, Ecogen which Monsanto reasonably believes would render this Agreement unlawful, as of the Closing Date, or adversely effect the transactions contemplated by this Agreement in accordance with its terms.

                10.8 HSR Act Approval. The applicable HSR Waiting Period shall have expired or shall have been terminated and there shall not be in effect any governmental order or legal proceeding pending or threatened to prohibit the transactions contemplated by this Agreement.

                10.9 Ancillary Agreement. Ecogen shall have executed and delivered an agreement in the form set forth as Exhibit 2.7 with respect to certain obligations of the parties after Closing.

                10.10 Research and Development Agreement. Ecogen shall have executed and delivered the Research and Development Agreement.

                10.11 Investment Agreement. The transactions contemplated under the Investment Agreement by and between Ecogen Inc. and Monsanto dated of even date herewith shall have been closed simultaneously with the Closing hereunder.


           ARTICLE XI:  CONDITIONS PRECEDENT TO ECOGEN'S OBLIGATIONS

                The obligations of Ecogen to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any of which Ecogen may waive in writing:

                11.1 Payment of Purchase Price. At Closing, Monsanto shall have delivered the Closing Payment.

                11.2 Ecogen License Agreement. Monsanto shall have executed and delivered the Ecogen License Agreement.

                11.3 Monsanto License Agreement. Monsanto shall have executed and delivered the Monsanto License Agreement.

                11.4 Closing Certificate. Ecogen shall have received a Certificate, dated as of the Closing Date and executed by an officer of Monsanto, to the effect that the representations and warranties of Monsanto contained in this Agreement are true and correct in all respects on and as of the Closing as though made on and as of such date.

                11.5   Representations, Warranties and Covenants.

                       (a) All representations and warranties of Monsanto made in this Agreement, or in any Exhibit or certificate delivered pursuant hereto shall be true and complete in all material respects on and as of the Closing Date with the same force and effect as if made on and as of that date.

                       (b) All terms, covenants, and conditions to be complied with and performed by Monsanto on or prior to the Closing Date shall have been complied with or performed in all material respects.

                11.6 Adverse Proceedings. No suit, action or governmental proceedings shall have been instituted or threatened against and no order, decree, or judgment of any court, agency, or other governmental authority shall have been rendered against, Monsanto which it is reasonably believed would render it unlawful, as of the Closing Date, or adversely effect the transactions contemplated by this Agreement in accordance with its terms.

                11.7 HSR Act Approval. The applicable HSR Waiting Period shall have expired or shall have been terminated and there shall not be in effect any governmental order or legal proceeding pending or threatened to prohibit the transactions contemplated by this Agreement.

                11.8 Ancillary Agreement. Monsanto shall have executed and delivered an agreement in the form set forth as Exhibit 2.7 with respect to certain obligations of the parties after Closing.

                11.9 Research and Development Agreement. Monsanto shall have executed and delivered the Research and Development Agreement.

                11.10 Investment Agreement. The transactions contemplated under the Investment Agreement by and between Ecogen Inc. and Monsanto dated of even date herewith shall have been closed simultaneously with the Closing hereunder.

                          ARTICLE XII:  MISCELLANEOUS

                12.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities and agreements of Ecogen and Monsanto contained in this Agreement shall survive the Closing for a period of two (2) years. Notwithstanding the foregoing, the representations and warranties set forth in Section 5.3 hereof shall survive the Closing indefinitely and the covenants contained in Sections 2.5 and 3.2 shall survive according to the terms of such Section.

                12.2 Attorney's Fees and Costs. Should either party default in the performance of any of the terms or conditions of this Agreement, which default results in the filing of a lawsuit, the prevailing party in such lawsuit shall be entitled to reasonable attorneys' fees and costs as shall be determined by the court.

                12.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the respective permitted successors and assigns of the parties.

                12.4 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

                12.5 Notices. All notices or other communications which any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by personal delivery, by mailing the same by registered or certified mail, postage prepaid, return receipt requested, or by telefax followed up by a nationally recognized overnight carrier, addressed:

                       (1) If to Monsanto:

                              Monsanto Company
                              Ceregen Group
                              800 North Lindbergh Boulevard
                              St. Louis, Missouri 63167
                              Attn: President
                              Telefax Number: 314-694-7771

                       with a copy to:

                              Monsanto Company
                              Ceregen Group
                              700 Chesterfield Parkway North
                              St. Louis, Missouri 63198
                              Attn:  Intellectual Property Counsel
                              Telefax Number: 314-537-6047


                       and  (2) If to Ecogen:

                              Ecogen Inc.
                              2005 Cabot Boulevard West
                              Langhorne, Pennsylvania  19047
                              Attention:  President
                              Telecopy Number:  215-757-4156

                       with a copy to:

                              Dechert, Price & Rhoads
                              Princeton Park Corporate Center
                              997 Lenox Drive
                              Lawrenceville, New Jersey 08648
                              Attention: James J. Marino, Esq.
                              Telecopy Number:  609-520-3259


Notices given by personal delivery shall be deemed given when delivered, otherwise notices shall be deemed given when sent.

                12.6 Multiple Counterparts. This Agreement may be signed in counterparts, both of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                12.7 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the transfer and assignment of the Ecogen Bt Technology and supersedes all other and prior memoranda and agreements between the parties hereto, other than documents executed or delivered at Closing.

                12.8 Amendments. No amendment, modification or waiver of any term or condition of this Agreement shall be valid or of any force or effect unless made by written instrument signed by the parties hereto, specifying the exact nature of such amendment, modification or waiver. Any waiver by any party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision.

                12.9 Captions. The section captions and headings in this Agreement are for convenience and reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.

                12.10 Exhibits. The Schedules, Exhibits and Attachments attached hereto are hereby incorporated by reference into and made a part of this Agreement.

                12.11 No Presumption Against Drafter, Qualifications on Schedules. The parties to this Agreement have jointly participated in the negotiation and drafting of this Agreement, except for the Schedules. In the event an ambiguity or question of intent or interpretation arises, this Agreement, except for the Schedules, shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. The Schedules have been prepared by Ecogen and are solely the responsibility of Ecogen even if Monsanto provided drafts of or information appearing on such Schedules. Any Schedule which is qualified by "knowledge", "materiality", or words of similar import which apply to any representation or warranty which is not similarly qualified shall be interpreted as if no qualification were stated on the Schedule.

                IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first above written.


MONSANTO COMPANY                      ECOGEN INC.




By:      Derek K. Rapp /s/            By:   James P. Reilly, Jr. /s/
         -----------------                  ------------------------
         Derek K. Rapp                      James P. Reilly, Jr.
Title:   Director, Commercial               Chairman and Chief Executive Officer
         Partnerships & Alliances



ECOGEN-BIO INC.


By:     James P. Reilly, Jr. /s/
        ------------------------
        James P. Reilly, Jr.
Title:  President and Chief Executive Officer